Exhibit 10.18

LSI INDUSTRIES INC. 2019 OMNIBUS AWARD PLAN

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT

-FORM FOR NON-EMPLOYEE DIRECTORS MAKING DEFERRAL ELECTIONS

LSI INDUSTRIES INC. (the “Company”), pursuant to the 2019 Omnibus Award Plan, as amended from time to time (the “Plan”), hereby irrevocably grants you (the “Participant”), on July 1, 2026 (the “Grant Date”) a Restricted Stock Unit Award (the “Restricted Unit Award”) representing the right to receive shares of Company common stock, no par value per share (“Common Stock”), subject to the restrictions, terms and conditions herein.

WHEREAS, the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Board”) has determined that it would be in the best interests of the Company and its shareholders to grant the award provided for herein to the Participant, on the terms and conditions described in this Restricted Stock Unit Award Agreement (the “Agreement”).

WHEREAS, the Participant has made a valid election to defer any Restricted Unit Award granted by the Company in accordance with the terms of the Deferral Election submitted to the Company as provided under the LSI Industries Inc. Non-Employee Director Deferred Compensation Program (the “Deferral Election”).

NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, for themselves, and their permitted successors and assigns, hereby agree as follows:

1.    Terms and Conditions.

a.    Grant; Vesting.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant as of the Grant Date, a total of __________ restricted stock units (“Restricted Units”) which shall be credited in a book entry account established for the Participant. Subject to the other terms and conditions contained in this Agreement and the Plan, the restrictions on the Restricted Units shall lapse on the first anniversary of the Grant Date (the “Vesting Date”). All of the Restricted Units shall vest in full prior to the Vesting Date upon the Participant's discontinuation or separation from service with the Board for any reason. Upon vesting, the Restricted Units shall be converted to Deferred Stock Units and credited to the Participant’s Account until payment in accordance with Section 1(b), the terms of the Plan, and the terms of the Deferral Election.

b.    Payment; Share Ownership; Dividend Equivalents. Each whole Deferred Stock Unit credited to Participant’s Account will be settled in the form of one share of Common Stock (a “Share”) paid to the Participant or his or her beneficiary or estate, as applicable, in a single lump sum within 30 calendar days after the event specifically elected in the Participant’s Deferral Election which may be any one of the following events: (i) the date of the Participant’s Separation from Service with the Company, including due to the Participant’s death (the default election); (ii) the earlier of (A) the first anniversary of the Participant’s Separation from Service with the Company, or (B) the date of the Participant’s death; or (iii) the earlier of (A) the third anniversary of the Participant’s Separation from Service with the Company, or (B) the date of the Participant’s death (each being a the “Payment Date”). Any fractional Deferred Stock Units as of the Payment Date will be rounded up to the nearest whole Deferred Stock Unit and paid as provided in the preceding sentence. At no time prior to such Payment Date shall the Participant be deemed for any purpose to be the owner of the Shares of Common Stock represented by the Deferred Stock Units, and the Participant shall have no right prior to applicable Payment Date to vote Shares in respect of the Deferred Stock Units.  However, the Participant shall possess dividend equivalent payment rights with respect to the Deferred Stock Units granted pursuant to this Agreement as of the Grant Date.  Any dividend equivalent payment on the Deferred Stock Units shall be based on the number of Deferred Stock Units credited to the Participant as of the dividend record date and such credited dividend equivalent payment amount shall be paid upon the release of restrictions on such Deferred Stock Units, and, if such Deferred Stock Units are forfeited, the Participant shall have no right to such dividend equivalent payments. The Participant will not have any rights of a shareholder of the Company with respect to the Deferred Stock Units until the delivery of the underlying Shares.  The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor.  No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

2.    Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference.  Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan, including the Deferral Election, and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan or the Deferral Election. In the event that any provision of this Agreement is inconsistent with the terms of the Plan or the Deferral Election, the terms of this Agreement shall control. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Unit Award or the Deferred Stock Units. The number and kind of Shares deliverable pursuant to the Restricted Unit Award or the Deferred Stock Units are subject to adjustment as provided in Section 12 of the Plan.

3.    Compliance with Legal Requirements.  The granting and delivery of Restricted Unit Award and Deferred Stock Units, as applicable, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

4.    Transferability.  No Restricted Unit Award or Deferred Stock Unit may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

5.    Miscellaneous.

a.    Waiver.  Any right of the Company contained in this Agreement may be waived in writing by the Committee.  No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.  No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

b.    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

c.    No Right to Service.  Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant, or director of the Board, Company or its Affiliates or shall interfere with or restrict in any way the right of the Board, Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant with or without cause at any time for any reason whatsoever.

d.    Successors.  The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

e.    Relation to Other Benefits.  Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under other benefit or compensation plan maintained by the Company.

f.    Taxes and Withholding.  To the extent that the Company is required to withhold any federal, state, local, foreign or other tax in connection with the Restricted Units, Deferred Stock Units, or dividend equivalent payments thereon pursuant to this Agreement, it shall be a condition to earning the award that the Participant make arrangements satisfactory to the Company for payment of such taxes required to be withheld.  The Committee may, in its sole discretion, require the Participant to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Participant hereunder, and the Shares so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender or in such other reasonable manner as determined by the Company.

g.    Amendments.  Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Participant.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, no amendment of the Plan or this Agreement shall adversely affect the rights of the Participant under this Agreement without the Participant's consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

h.    Section 409A of the Code.  It is intended that the Restricted Units and the Deferred Stock Units credited to the Participant’s Account under the Deferral Election shall comply with the requirements of Section 409A of the Code.  The terms of this Agreement and the Deferral Election shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.  Without limiting the foregoing, the Restricted Units and the Deferred Stock Units shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Participant to the additional tax imposed under Section 409A of the Code. Notwithstanding any other provision of this Agreement, in the event that the Committee determines that any amount payable hereunder or under the Deferral Election are subject to Section 409A of the Code and are not in compliance, the Committee may adopt such amendments to this Agreement or take such other actions as the Committee deems necessary or appropriate to (i) exempt such amount from Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code.

i.    Entire Agreement.  No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant under the Plan.

j.    Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Ohio. Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio and its appellate courts, and (ii) any court of the State of Ohio sitting in Cincinnati, Ohio and its appellate courts, for the purposes of all legal actions and proceedings arising out of or related to this Agreement.

k.    Headings.  The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

[Signature pages follow.]

By accepting this Agreement through the online acceptance tool on ________________ website, the Participant agrees to all of the terms and conditions in this Agreement and the Plan and consents to the electronic delivery of any documents that the Company elects to deliver in connection with this Agreement.

LSI INDUSTRIES INC.

By:______________________
Name:
Title:

NON-EMPLOYEE DIRECTOR PARTICIPANT

_________________________
Name: